Exhibit 5.1

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place

78 Cannon Street
London EC4N 6AF

Date: 6 October 2026

newcleo plc
55 South Audley Street
London
W1K 2QH

Dear Sirs

Re: newcleo plc (the “Company”)

1.	INTRODUCTION

1.1
We are acting as advisers as to English law to the Company, a public limited company incorporated under the laws of England and Wales with company number 13274878 in connection with the registration statement (as amended, the “Registration Statement”) of the Company on Form F-1 filed with the Securities and Exchange Commission on 2 October 2026 (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. Expressions defined in the Registration Statement or in the schedules to this opinion have the same meanings when used in this opinion. The Company has filed the Registration Statement for the purposes of registering with the SEC under the Securities Act:

(A)
the offer and sale of up to 4,910,451 ordinary shares, par value $0.02288 per share (“Ordinary Shares”), of the Company issued to NewHold Industrial Technology III, LLC (the “Sponsor”), BTIG LLC (“BTIG”) and certain directors of NewHold Investment Corp III, a Cayman Islands exempted company (“SPAC”) in exchange for SPAC Ordinary Shares.  These Ordinary Shares are subject to lock-up restrictions under the Sponsor Support Agreement and are entitled to resale registration under the Registration Rights Agreement;

(B)
the offer and sale of up to 5,410,058 Ordinary Shares issued to the Pre-PIPE Investors and Post PIPE Investors in connection with certain capital raises carried out by the Company in March, April and July 2026;

(C)	the offer and sale of up to 21,600,000 Ordinary Shares issued to the PIPE Investors pursuant to the PIPE Subscription Agreements at a purchase price of $10.00 per share;

(D)
the offer and sale of up to 168,237,194 Ordinary Shares held by the RRA Shareholders. Certain of these Ordinary Shares are subject to lock-up restrictions under the Lock-Up Arrangements and are entitled to resale registration pursuant to the Registration Rights Agreement;

(E)
the offer and sale of up to 17,677,233 Ordinary Shares arising on the conversion of Class B Shares. The Class B Shares will convert into Ordinary Shares only if the applicable volume weighted average price vesting conditions are satisfied (as described in the following section of the Registration Statement: “Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of those conditions have been satisfied as of the date of this opinion and they may never be satisfied, in which case no Ordinary Shares will arise on conversion of the Class B Shares;

(F)
the issue by the Company of up to 291,717 Ordinary Shares upon the exercise of warrants (the “Company Warrants”). The Company Warrants were issued to the Sponsor and BTIG in exchange for SPAC Private Placement Warrents that were originally acquired by the Sponsor and by BTIG in a private placement of 552,600 and 227,500 private placement units, respectively, each consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Private Placement Warrant, for a purchase price of $10.00 per SPAC Unit in connection with the closing of the SPAC IPO; and

(G)
the offer and sale of up to approximately 8,855,000 Ordinary Shares upon the exercise of the NextChem Warrants, exercisable in three tranches only upon the occurrence of the applicable earn-out events, with their exercise price being settled entirely by way of set-off against the corresponding earn-out obligation.

The Ordinary Shares to be offered for sale as described in paragraph 1 (A)-(D) are collectively referred to in this opinion as the “Resale Shares”. The Ordinary Shares arising on vonversion of the Class B Shares are referred to in the opinion as the “Earnout Shares”. The Ordinary Shares to be issued on exercise of the Company Warrants and NextChem Warrants are referred to in this opinion as the “Warrant Shares”.  The Resale Shares, Earnout Shares and Warrant Shares are referred to in this opinion collectively as the “New Shares”. The offering of New Shares as described above shall be referred to as the “Offering”.

2.	DISCLAIMER

2.1
This opinion is addressed to you solely for your own benefit in connection with the Registration Statement and may not be used or relied upon by you for any other purpose. This opinion is not to be used or relied upon by any other person without our prior written consent and we do not owe or accept any duty of care to any other person or for any other purpose.

2.2
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion may not be transmitted or disclosed to any other person or be quoted or referred to in any public document without our prior written consent save as exhibited as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not agree that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

2.3
This opinion is confined to, and given on the basis of, English law as applied by the English courts at 9.00 a.m. GMT on the date of this letter and we have made no investigation of the laws of any country or jurisdiction other than England. In particular, we express no opinion on the federal laws of the United States of America or the laws of the State of New York. To the extent that any such laws or the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

2.4
The opinions given in this letter are strictly limited to the matters stated in paragraph 3 (Opinion) and do not extend to and are not to be read as extending by implication to any other matters in connection with the Registration Statement. We express no opinion as to matters of fact. Without limiting this paragraph, we express no opinion in respect of the tax treatment of any of the transactions described in the Registration Statement.

2.5	This opinion applies as at the date of this letter. We expressly disclaim any obligation to update this opinion for changes in law or events occurring after that date.

2.6	In preparing this opinion the Documents (listed in Schedule 2) are the only documents we have reviewed, and the Searches (listed in Schedule 2) are the only searches and inquiries we have made.

2.7
This opinion is given by CMS Cameron McKenna Nabarro Olswang LLP, which assumes liability, and is responsible, for it on the terms of this letter. No individual owes or shall owe any duty of care to any person for this opinion. Except as otherwise stated in this opinion, this opinion may not be relied upon for any other purpose or by any other person.

2.8
In this opinion references to CMS Cameron McKenna Nabarro Olswang LLP, “we”, “our” or “us” are references to CMS Cameron McKenna Nabarro Olswang LLP, a limited liability partnership incorporated in England and Wales with registered number OC334031.

3.	OPINION

3.1
On the basis stated in paragraph 2, and subject to the limitations, assumptions and qualifications set out in Schedule 1, we are of the opinion that, in accordance with the terms of the New Articles, the Resale Shares to be offered for sale as described in paragraph 1 above have been duly and validly authorised and duly and validly issued, fully paid and non-assessable. The Earnout Shares which arise on conversion of the Class B Shares on satisfaction of the conditions to conversion set out in the New Articles and on entry of the names of the appropriate persons in the Company’s register of members, will be duly and validly authorised and duly and validly issued, fully paid and non-assessable. The Warrant Shares, when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, upon the Company’s receipt of the consideration therefor and entry of the names of the appropriate persons in the Company’s register of members, will be duly and validly authorised and duly and validly issued, fully paid and non-assessable.

4.	GOVERNING LAW

4.1	This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully,

/s/ CMS Cameron McKenna Nabarro Olswang LLP

CMS CAMERON MCKENNA NABARRO OLSWANG LLP

SCHEDULE 1
 ASSUMPTIONS AND QUALIFICATIONS

1.	ASSUMPTIONS

We have assumed (and not verified or sought to verify):

(a)
the genuineness of all signatures on the Documents and that any signature or execution pages on which any such signatures appear physically formed part of complete and final versions of those documents at the time of signing;

(b)	that all original documents submitted to us or used to provide copies to us are authentic, accurate and complete and, where they are described as copies, conform to the original documents;

(c)
that the information revealed by the Searches was and remains complete, accurate and up to date in all respects as at the date of this opinion, and the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(d)
that the general meeting of the Company’s shareholders held on 25 August 2026 at  which the shareholders passed resolutions that (i) granted the directors authority to allot shares of the Company, (ii) adopted the New Articles, (iii) approved the bonus issue of the Class B Shares and (iv) disapplied pre-emption rights (“Shareholder Resolutions”), was duly convened and conducted and the Minutes (as defined in Schedule 2 of this letter) are a true record of the proceedings at such meeting and that such resolutions are and will remain in full force and effect and not having been amended, revoked or superseded, on each date of the allotment and issue of Warrant Shares (each an “Allotment Date”) and on each date the Class B Shares convert into the Earnout Shares (“Conversion Date”);

(e)
that a meeting or meetings of the board of directors of the Company or a committee thereof was or will be duly convened, constituted and quorate and the appropriate resolutions providing for the filing of the Registration Statement and the allotment of the New Shares and the Class B Shares as described in paragraph 1 above were or will be duly approved by the requisite majorities (the “Board Resolutions”) and, in each case, such resolutions will remain in full force and effect, not having been amended, revoked or superseded, at the relevant Allotment Dates or Conversion Dates;

(f)
that the actions to be carried out by the Company, and the exercise of its rights and performance of its obligations, in connection with the Board Resolutions will materially benefit the Company, and that the directors of the Company have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws and the Company’s then current articles of association in approving the Board Resolutions and the matters contemplated thereby;

(g)
that on the relevant Allotment Date the Company will comply with all applicable laws to allot and issue the Warrant Shares and receive such consideration as is necessary to fully pay the nominal value of the Warrant Shares and any applicable share premium;

(h)
that on the relevant Conversion Date the Company will comply with all applicable laws and the New Articles on the conversion of the Class B Shares into Earnout Shares and no conversion into Earnout Shares shall occur otherwise than in accordance with the terms of the New Articles;

(i)
that the Company has not passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding-up or dissolution of the Company, that no application has been made to a court for an administration order in respect of the Company and no administration order has been made by any court in relation to the Company, that no appointment of an administrator of the Company has been made out of court and no notice of intention to appoint an administrator has been given or filed with any court in respect of the Company, that no receiver, trustee, administrator, provisional liquidator, administrative receiver or similar officer has been appointed in relation to the Company or any of its assets or revenues and that no procedure or step analogous to any of the above has been taken in relation to the Company in any jurisdiction other than England and Wales;

(j)	the Company was not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 and has not and will not become so unable to pay its debts;

(k)	that any conditions to the authority to allot and issue the New Shares pursuant to the Shareholder Resolutions, Board Resolutions or the New Articles will be satisfied;

(l)
that the New Articles represent the Company’s entire constitution for the purposes of section 257 of the Companies Act and that any restrictions or limitations contained in the New Articles have been and will be duly observed and that the Company is carrying on business in accordance with the New Articles;

(m)	that no amendments will be made to the New Articles that would be inconsistent with any statements in the opinion.

(n)
that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto and constitute legal, valid, binding and enforceable obligations of each of the parties thereto under all applicable laws (other than, in the case of the Company, the laws of England) and that insofar as the laws or regulations of any jurisdiction other than England and Wales may be relevant to the obligations or rights of any of the parties under the Documents or any of the transactions contemplated by the Documents (including the Offering), such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions, and such laws have been and will be complied with;

(o)
that all consents, approvals, notices, filings and registrations that are necessary under any applicable laws or regulations (other than English law) in order to permit the performance of the actions to be carried out in connection with the Offering have been or will be duly made or obtained, and all statutory notifications under the Companies Act in relation to the New Shares, when issued, have been duly or will be made and valid entries will be made in the books and registers of the Company reflecting the issuances of New Shares;

(p)
that all parties to the Documents have the capacity and power to enter into those agreements under all applicable laws, that the Documents were duly authorised by and duly executed and delivered by or on behalf of each of the parties to those agreements under all applicable laws and that the obligations of all parties to those agreements under all applicable laws are legal, valid, binding and enforceable obligations and where a Document was in draft (including agreed form), it will be or has been executed in that form;

(q)
there are no facts or circumstances whatsoever (whether relating to collateral agreements, corporate actions, foreign laws, amendments to or waivers of any provisions of the Documents, the involvement of one or more third parties or intermediaries, breach of obligation limitation or restriction, or otherwise) not evident from Documents or the Searches that would render any part of the advice in this opinion incorrect; and

(r)
that the term “non-assessable” in relation to any Ordinary Shares, which has no recognised meaning in English law, means that, under the Companies Act, the New Articles and any resolution taken under the articles of association of the Company approving the issue of such Ordinary Shares, no holder of such Ordinary Shares is liable, by reason solely of being a holder of such Ordinary Shares, for additional payments or calls for further funds by the Company or any other person.

2.	QUALIFICATIONS

(a)
This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

(b)
The Searches reveal no record of the appointment of a liquidator, administrator or administrative receiver or the approval of any company voluntary arrangement, and no subsisting entries against the Company on the Central Registry of Winding-Up Petitions, but it should be noted that:

(i)
the Online Search is not conclusively capable of revealing whether or not a winding up order has been made or a resolution passed for the winding up of a company; or a liquidator, administrator or administrative receiver has been appointed; or a company voluntary arrangement has been approved, as notice of these facts might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public file of the Company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

(ii)
the Court Search relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the inquiry was made.

SCHEDULE 2
DOCUMENTS AND SEARCHES

1.	DOCUMENTS

(a)	The Registration Statement.

(b)	A certificate from the company secretary of the Company having attached to it, inter alia:

(i)	a copy of the articles of association of the Company adopted on 25 August 2026 (“Articles”);

(ii)	a copy of the new articles of association of the Company, adopted in connection with the Offering (“New Articles”) initialled by the company secretary;

(iii)	a copy of the minutes of the meeting of shareholders of the Company held on 25 August 2026 confirming that all the resolutions were put to the meeting (“Minutes”) initialled by the company secretary;

(iv)
the results of our online search on 5 October 2026 at 13:30 p.m. of the public records on file and available for inspection at Companies House with respect to the Company (the “Online Search”) and the results of a search made by our court clerks of the Central Registry of Winding-Up Petitions using the HM Courts & Tribunals public search on the CE File system on 5 October 2026 at 13:30 p.m. with respect to the Company (the “Court Search”) (the Online Search and the Court Search being together the “Searches”),

(together, the “Documents”).